UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2016

ADAPTIVE MEDIAS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54074	26-0685980
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

47 Discovery Suite 220

Irvine, CA 92618

(Address of principal executive offices) (zip code)

949-525-4466

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 15, 2016, Adaptive Medias, Inc. (the “Company”) entered into an advisory engagement agreement (the “Engagement Agreement”) with Roth Capital Partners, LLC (“ROTH”). ROTH is an investment banking and securities firm headquartered in Newport Beach, California, with a focus on serving emerging growth companies.

ROTH will provide strategic advisory services to the Company, in particular related to an offer recently received by the Company from AdSupply, Inc. to acquire all of the outstanding shares of the Company for $35 million or $1.50 per share (the “Transaction”). ROTH also will assist with identifying other prospective buyers or strategic partners for the Company. Through its full scope of investment banking services, ROTH also will focus on assisting the Company in creating and executing new strategies for maximizing shareholder value.

Under the terms of the Engagement Agreement, the Company will pay ROTH a non-refundable $50,000 retainer and has agreed to pay ROTH $250,000 in connection with a fairness opinion (the “Fairness Opinion”) prepared by ROTH in connection with the Transaction, plus an additional $50,000 payment to ROTH upon delivery of each additional formal affirmation of such Fairness Opinion, if any. Additionally, the Company has agreed to pay ROTH a $225,000 advisory fee upon the closing of the Transaction and reimburse ROTH up to a maximum of $10,000 for its reasonable out-of-pocket expenses related to the services described in the Engagement Agreement. The term of the Engagement Agreement will continue until the earlier of May 15, 2016 or the closing of the Transaction.

The foregoing description of the Engagement Agreement is qualified in its entirety by reference to the full text of the Engagement Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Advisory Engagement Agreement by and between the Company and Roth Capital Partners, LLC dated February 15, 2016.

99.1	Press release dated February 17, 2016.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAPTIVE MEDIAS, INC.

Date: February 17, 2016	By:	/s/ John B. Strong
	Name:	John B. Strong
	Title:	Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Advisory Engagement Agreement by and between the Company and Roth Capital Partners, LLC dated February 15, 2016.

99.1	Press release dated February 17, 2016.